Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Riot Blockchain, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, no par value per share	Rule 457(o) (1)	—	—	$500,000,000 (2)	0.0000927	$46,350
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$500,000,000		$46,350
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$46,350

(1) In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), the registrant initially deferred payment of all of the registration fee in respect of the base prospectus filed with, and forming a part of the Registration Statement on Form S-3ASR (SEC File No. 333-259212) filed on August 31, 2021.

(2) An indeterminate number of shares of common stock as shall have an aggregate initial offering price not to exceed $500,000,000 are being registered hereunder as may from time to time be issued at indeterminate prices. In addition, pursuant to Rule 416 under the Securities Act, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.